Exhibit 99.1

Atara Biotherapeutics, Inc. Appoints Eric Dobmeier, Chief Operating Officer of Seattle Genetics, Inc., to Its Board of Directors

SOUTH SAN FRANCISCO, Calif., March 27, 2015 – Atara Biotherapeutics, Inc. (Nasdaq: ATRA), a biopharmaceutical company focused on developing innovative therapies for patients with debilitating diseases, today announced that Eric Dobmeier has joined its Board of Directors.

Mr. Dobmeier is currently the Chief Operating Officer of Seattle Genetics, Inc., a biotechnology company.  Mr. Dobmeier joined Seattle Genetics in March 2002 and has served in positions of increasing responsibility since then, most recently as Chief Business Officer from May 2007 to June 2011. Prior to joining Seattle Genetics, Mr. Dobmeier was an attorney with the law firms of Venture Law Group and Heller Ehrman LLP where he represented technology companies in connection with public and private financings, mergers and acquisitions and corporate partnering transactions. Mr. Dobmeier also serves as a director of Stemline Therapeutics, Inc., a public biotechnology company. Mr. Dobmeier received a J.D. from the University of California, Berkeley School of Law and an A.B. in History from Princeton University.

Isaac Ciechanover, Atara's Chief Executive Officer, said, "We are honored to welcome Mr. Dobmeier to our Board of Directors. Eric's vast experience and proven track record of success in this industry will be a tremendous asset to Atara going forward."

Mr. Dobmeier commented, "I am delighted to join Atara's Board of Directors. The management team has done an outstanding job building out a clinical stage pipeline in an innovative area of medicine. I look forward to working with them as they advance these programs into late stage development and potentially into the marketplace."

About Atara Biotherapeutics, Inc.

Atara Biotherapeutics, Inc. is a biopharmaceutical company focused on developing innovative therapies for patients with debilitating diseases. Atara’s lead programs target myostatin and activin, members of the TGF-beta family of proteins that have demonstrated the potential to have therapeutic benefit in a number of clinical indications.  In September 2014, Atara Biotherapeutics entered into an exclusive option agreement with MSK, under which it has the right to license (pursuant to a negotiated form of license agreement) the exclusive, worldwide rights to three clinical stage T-cell programs, including EBV-CTL, that recently received  breakthrough therapy designation from the Food and Drug Administration, as well as other T-cell programs that are discovered or developed by MSK pursuant to sponsored research funded by the company.

Forward-Looking Statements

This press release contains or may imply “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because such statements deal with future events and are based on Atara’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of Atara could differ materially from those described in or implied by the statements in this press release. For example, forward-looking statements include statements regarding the clinical development of product candidates. These forward-looking statements are subject to other risks and uncertainties, including those discussed under the heading “Risk Factors” in Atara’s annual report on Form 10-K for the year ended December 31, 2014 and subsequent filings with the Securities and Exchange Commission. Except as otherwise required by law, Atara disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date hereof, whether as a result of new information, future events or circumstances or otherwise.

INVESTOR CONTACT:

Tina Gullotta, Atara Biotherapeutics, Inc.

650-741-1613

tgullotta@atarabio.com

MEDIA CONTACT:

Susan Heins, Pure Communications, Inc.

864-286-9597

susan@purecommunicationsinc.com